UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2010

Lyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6401 Hollis St., Suite 125 Emeryville, CA	94608
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (800) 768-2929

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Stockholders of Lyris, Inc. (the “Company”) held on May 12, 2010 (the “Annual Meeting”), proxies representing 89,144,939 shares of Common Stock or approximately 86% of the total outstanding shares of the Company were present. The table below presents the voting results from the Annual Meeting with respect to the election of two (2) Class II directors to serve on the Company’s Board of Directors for a three-year term and until their successors are duly elected and qualified:

Nominee	Votes For	Withheld	Broker Non-Vote
Luis A. Rivera	67,275,771	2,997,813	—
James A. Urry	67,336,741	2,936,843	—

At the Annual Meeting, the stockholders of the Company approved and adopted an amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split at a ratio of not less than one for ten and not more than one for thirty and a grant of discretionary authority to the Board of Directors to effect the Reverse Stock Split. The proposal received 86,448,552 votes for, 2,672,835 votes against, 23,552 abstentions, and no broker non-votes.

At the Annual Meeting, the stockholders of the Company also ratified the appointment of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. The proposal received 82,148,510 votes for, 6,964,722 votes against, 31,707 abstentions, and no broker non-votes.

At the Annual Meeting, the stockholders of the Company granted authority to the proxyholder to vote, in such proxyholder’s discretion, on other matters properly brought before the Annual Meeting pursuant to the Company’s bylaws. The proposal received 76,891,396 votes for, 6,243,406 votes against, 6,010,137 abstentions, and no broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lyris, Inc

	By:	/s/ Luis Rivera
	Name:	Luis Rivera
	Title:	Chief Executive Officer

Date: July 26, 2010